BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON JUNE 29, 2018

1.            Date, Time and Place: Meeting held on June 29, 2018, at 9:00 a.m., in São Paulo City, São Paulo State, at the BRF S.A. (“Company”) office located at Rua Hungria, 1400, 5th floor.

2.            Summons and Presence: Summons was waived, pursuant to Article 21 of the Company’s Bylaws, considering the presence of the totality of the members of the Board of Directors: Mr. Pedro Pullen Parente (“Mr. Pedro Parente”), Mr. Augusto Marques da Cruz Filho (“Mr. Augusto Cruz”), Mr. Dan Ioschpe (“Mr. Dan Ioschpe”), Mrs. Flávia Buarque de Almeida (“Mrs. Flávia Almeida”), Mr. Francisco Petros Oliveira Lima Papathanasiadis (“Mr. Francisco Petros”), Mr. José Luiz Osório (“Mr. José Osório”), hereby represented by the Board member Mr. Francisco Petros, Mr. Luiz Fernando Furlan (“Mr. Luiz Furlan”), Mr. Roberto Antonio Mendes (“Mr. Roberto Mendes”), Mr. Roberto Rodrigues (“Mr. Roberto Rodrigues”) and Mr. Walter Malieni Jr. (“Mr. Walter Malieni”).

3.            Presiding Board: Chairman: Pedro Pullen Parente. Secretary: Cristiana Rebelo Wiener.

4.            Agenda: (i) Sceneries and Deleveraging Alternatives; (ii) Resolution on Argentina; and (iii) Resolution on Europe.

5.            Resolutions: The members approved, by unanimous votes and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda had been examined, the following matter was discussed and the following resolutions were taken:

5.1.       Sceneries and Deleveraging Alternatives. It was presented to the members of the Board of Directors the Company’s operational and financial restructuring plan, aiming to raise approximately R$5 billion, upon the adoption of the following measures: (i) sale of assets related to the activities carried out in Europe and Thailand; (ii) sale of assets related to the activities carried out in Argentina; (iii) sale of non-operational assets, as minority interests in companies, auction of real estate, sale of forests and other assets; (iv) receivables’ securitization transaction; (v) collective paid leave; (vi) adjustments to production lines; (vii) adoption of lay-off programs; and (viii) adjustment of costs and productivity.

Extract of the Minutes of the Ordinary Meeting of the Board of Directors held on June 29, 2018.

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON JUNE 29, 2018

The abovementioned plan will also include adequacy of the organizational structure of the Company, consisting on the simplification of the current structure, upon reduction of the number of vice-presidencies from 14 to 10, divided in three main areas: (i) three vice-presidencies, with focus on markets: Brazil, Halal and International; (ii) in the operational front, there will also be three vice-presidencies: Operations, Sales and Operations Planning (S&OP) and Quality; and (iii) four corporate vice-presidencies: Finance and Investor Relations, Strategic Planning and Management, Human Resources and Shared Services, and Institutional and Compliance.

The starting points of the plan are: (i) to focus on the Brazilian domestic market, on Asia and on the Muslim market; (ii) gradual leverage reduction, achieving 4.35x until the end of 2018 and below 3.00x until the end of 2019; and (iii) quality excellence, through market recognitions and certifications and management of total quality, upon enhancement of the quality assurance system.

Subsequently, the totality of the members of the Board of Directors approved the adoption of all the measures proposed above, comprised in the Company’s operational and financial restructuring plan, postponing the resolution regarding the sale of assets related to the activities carried out in Argentina, Europe and Thailand to after the specific presentations of each of such topics, which will take place posteriorly in this same meeting.

5.2.       Resolution on Argentina. After presentation of the sale of assets related to the Company’s activities in Argentina, the totality of members of the Board of Directors approved the sale of the totality of such assets, except for the business of sale in the internal market of products imported from Brazil.

5.3.       Resolution on Europe. After presentation of the sale of assets related to the Company’s activities in Europe and Thailand, the totality of members of the Board of Directors approved the sale of the totality of such assets.

Extract of the Minutes of the Ordinary Meeting of the Board of Directors held on June 29, 2018.

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON JUNE 29, 2018

6.            Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors or information presented during the meeting were filed at the Company’s head office.

7.            Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form by electronic processing and, having been read and found correct by all those present, were signed.

I certify that the above text is a faithful copy of the minutes which are filed in Book No. 6, pages 57 to 59, of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, June 29, 2018.

Cristiana Rebelo Wiener Secretary

Extract of the Minutes of the Ordinary Meeting of the Board of Directors held on June 29, 2018.